Exhibit 99.1

            Praxair Reports Third-Quarter EPS of 75 Cents;
                            Raises Guidance


    DANBURY, Conn.--(BUSINESS WIRE)--Oct. 25, 2006--Praxair, Inc.
(NYSE: PX) announced third-quarter diluted earnings per share of 75 cents, up 27% on a comparable basis.* Net income rose to $247 million in the quarter.

    Sales in the third quarter rose 11% to $2,099 million, compared to $1,890 million in the 2005 quarter. Operating profit grew 28% to $392 million from $307 million in the prior-year quarter on a comparable basis. Higher operating profit was due to strong volume growth across most end markets and geographic regions, higher prices, productivity improvements, and a gain from divestitures.

    "Activity in the industrial economy has continued to be strong, and we have not seen any meaningful decline in demand from our customers," said Dennis H. Reilley, chairman and chief executive officer.

    In North America, third-quarter sales of $1,187 million rose 9% from the year-ago quarter, and 11% excluding the effects of lower natural gas prices, due to higher volumes and higher prices. Sales grew in all major end-market segments. Operating profit grew to $204 million, up 28% from $159 million in the prior-year period on a comparable basis.

    In Europe, sales in the quarter of $293 million were 14% above the prior period, and increased 10% excluding currency effects. Underlying sales growth was primarily attributed to volume growth in Spain and Italy. On a comparable basis, operating profit rose 11% to $69 million.

    In South America, third-quarter sales of $340 million grew 16% versus the prior year, and 10% excluding currency effects, primarily due to strong volume growth in the energy sector. Operating profit rose to $69 million, an increase of 35% versus last year's quarter on a comparable basis, due to higher volumes and productivity programs.

    Sales in Asia grew 21% to $165 million in the quarter, from $136 million in the year-ago period, led by robust electronics sales.
Operating profit increased to $27 million, from $23 million in the prior-year period on a comparable basis.

    Praxair Surface Technologies' sales in the quarter were $114 million, 3% below the prior year. Excluding the effects of a divestiture and currency, organic sales growth was 9%, due primarily to strong coatings demand in aerospace and higher pricing. Operating profit increased to $23 million, a result of higher volumes, productivity, and a gain on sale.

    Cash flow from operations rose to a record $554 million in the third quarter from higher earnings and effective working capital management. Capital expenditures were $274 million. The company's after-tax return-on-capital ratio* was 14.3% for the quarter.

    For the fourth quarter of 2006, Praxair expects diluted earnings per share in the range of 75 cents to 78 cents, 15% to 20% above the fourth quarter of 2005, on a comparable basis.

    For the full year of 2006, Praxair expects year-over-year sales growth of about 10%. Raising its earnings guidance, Praxair expects diluted earnings per share to be in the range of $2.93 to $2.96, representing 21% to 22% growth versus the prior year on a comparable basis. Full-year capital expenditures are expected to be $1.05 billion to $1.10 billion, supporting a growing backlog of new projects across all geographic regions, which will come on-stream in 2007 and 2008.

    Commenting on Praxair's business outlook Reilley said, "Looking forward, we expect U.S. macro-economic growth to moderate. However, we expect growth in our business to outpace the economy, due to a steadily increasing backlog of projects related to energy production, infrastructure building in emerging markets, and new applications technologies."

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    *See the attachments for calculations of non-GAAP measures related to operating profit, net income, earnings per share, after-tax return-on-capital, and debt-to-capital ratios. All year-over-year comparisons use 2005 results before accounting change adjusted to include stock option expense, and exclude the $92 million income tax charge in the third quarter.

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's third-quarter results is being held this morning, October 25, at 11:00 a.m. Eastern Time. The number is
(617) 786-2901 -- Passcode: 35923480. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of litigation and regulatory agency actions; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company's latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company's forward-looking statements in light of those risks.


                    PRAXAIR, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                               Quarter Ended         Year to Date
                               September 30,         September 30,
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

SALES (a)                  $   2,099  $   1,890  $   6,201  $   5,636
Cost of sales                  1,259      1,144      3,704      3,420
Selling, general and
 administrative                  272        243        816        735
Depreciation and
 amortization                    173        165        518        490
Research and development          21         19         64         58
Other income (expense) -
 net (b)                          18         (2)        27         15
                           ---------- ---------- ---------- ----------
OPERATING PROFIT (c)             392        317      1,126        948
Interest expense - net            38         40        117        123
                           ---------- ---------- ---------- ----------
INCOME BEFORE INCOME TAXES       354        277      1,009        825
Income taxes (d)                 101        163        274        296
                           ---------- ---------- ---------- ----------
                                 253        114        735        529
Minority interests                (7)        (8)       (22)       (28)
Income from equity
 investments                       1          2          6         11
                           ---------- ---------- ---------- ----------
NET INCOME (c)             $     247  $     108  $     719  $     512
                           ========== ========== ========== ==========

PER SHARE DATA

Basic earnings per share   $    0.76  $    0.33  $    2.22  $    1.58

Diluted earnings per share $    0.75  $    0.33  $    2.18  $    1.55

Cash dividends             $    0.25  $    0.18  $    0.75  $    0.54

WEIGHTED AVERAGE SHARES
 OUTSTANDING
Basic shares outstanding
 (000's)                     323,582    324,137    323,635    323,951
Diluted shares outstanding
 (000's)                     329,498    329,993    329,512    329,853

(a) Sales for the 2006 quarter and year-to-date periods decreased $23 million and $13 million, respectively, from the decreased contractual pass-through of lower hydrogen feedstock costs, with minimal impact on operating profit compared to 2005. Sales for the quarter and year-to-date periods increased $49 million and $115 million, respectively, due to currency effects versus 2005.

(b) Other income (expense) - net for the 2006 quarter includes a $14 million gain, $3 million after tax, related to two divestitures. The 2005 quarter includes an $8 million charge for insurance matters and fixed asset write-offs related to Hurricanes Katrina and Rita.

(c) 2006 results include stock option expense while 2005 reported results do not. Stock option expense for the 2006 quarter and year-to-date periods was $10 million or $7 million after tax, and $32 million or $21 million after tax, respectively. Comparable 2005 results are shown in the Appendix.

(d) Income taxes for the 2006 quarter include $11 million of charges related to the impact of two divestitures. The 2005 quarter includes a $92 million ($0.28 per diluted share) income tax charge for the repatriation of foreign earnings and other tax adjustments. Excluding these and other discrete tax items, the underlying effective tax rates were approximately 26.5% and 26% for the 2006 and 2005 quarterly periods, respectively.


                    PRAXAIR, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Millions of dollars)
                             (UNAUDITED)

                                         September 30,   December 31,
                                              2006           2005
                                         -------------- --------------
ASSETS
Cash and cash equivalents                $          22  $         173
Accounts receivable - net                        1,469          1,386
Inventories                                        400            373
Prepaid and other current assets                   213            201
                                         -------------- --------------
TOTAL CURRENT ASSETS                             2,104          2,133

Property, plant and equipment - net              6,516          6,108
Goodwill                                         1,598          1,545
Other intangibles - net                             71             81
Other long-term assets                             636            624
                                         -------------- --------------
TOTAL ASSETS                             $      10,925  $      10,491
                                         ============== ==============

LIABILITIES AND EQUITY
Accounts payable                         $         603  $         639
Short-term debt                                    303            231
Current portion of long-term debt                   47            290
Other current liabilities                          940            841
                                         -------------- --------------
TOTAL CURRENT LIABILITIES                        1,893          2,001

Long-term debt                                   2,824          2,926
Other long-term liabilities                      1,505          1,460
                                         -------------- --------------
TOTAL LIABILITIES                                6,222          6,387

Minority interests                                 209            202
Shareholders' equity                             4,494          3,902
                                         -------------- --------------
TOTAL LIABILITIES AND EQUITY             $      10,925  $      10,491
                                         ============== ==============


                    PRAXAIR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Millions of dollars)
                             (UNAUDITED)

                                     Quarter Ended     Year to Date
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------
OPERATIONS
  Net income                       $   247  $   108  $   719  $   512
  Depreciation and amortization        173      165      518      490
  Accounts receivable                  (22)     (56)     (98)    (115)
  Inventory                            (13)     (18)     (33)     (41)
  Payables and accruals                124      183      109      257
  Pension contributions                 (1)      (6)    (119)     (78)
  Other                                 46       44       93       74
                                   -------- -------- -------- --------
   Net cash provided by operating
    activities                         554      420    1,189    1,099
                                   -------- -------- -------- --------

INVESTING
  Capital expenditures                (274)    (235)    (800)    (598)
  Acquisitions                          (1)      (3)      (7)      (8)
  Divestitures and asset sales          99       12      112       25
                                   -------- -------- -------- --------
   Net cash used for investing
    activities                        (176)    (226)    (695)    (581)
                                   -------- -------- -------- --------

FINANCING
  Debt increase (decrease) - net (292) (61) (346) (192) Excess tax benefit on stock
   option exercises                      6        -       18        -
  Issuances of common stock             47       66      203      192
  Purchases of common stock            (45)    (140)    (262)    (332)
  Cash dividends                       (81)     (58)    (242)    (174)
  Minority interest transactions
   and other                           (13)     (11)     (18)     (18)
                                   -------- -------- -------- --------
   Net cash used for financing
    activities                        (378)    (204)    (647)    (524)

Effect of exchange rate changes on
 cash and
 cash equivalents                        1        1        2        -
                                   -------- -------- -------- --------

Change in cash and cash equivalents      1       (9)    (151)      (6)
Cash and cash equivalents,
 beginning-of-period                    21       28      173       25
                                   -------- -------- -------- --------

Cash and cash equivalents, end-of-
 period                            $    22  $    19  $    22  $    19
                                   ======== ======== ======== ========


                    PRAXAIR, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                        (Millions of dollars)
                             (UNAUDITED)

                                     Quarter Ended     Year to Date
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------
 SALES (a)
   North America (b)               $ 1,187  $ 1,087  $ 3,514  $ 3,244
   Europe (c)                          293      258      857      830
   South America (d)                   340      292      997      810
   Asia (e)                            165      136      467      395
   Surface Technologies (f)            114      117      366      357
                                   -------- -------- -------- --------
        Total sales                $ 2,099  $ 1,890  $ 6,201  $ 5,636
                                   ======== ======== ======== ========

 SEGMENT OPERATING PROFIT
   North America (b)               $   204  $   165  $   619  $   492
   Europe (c)                           69       63      193      202
   South America (d)                    69       52      184      146
   Asia (e)                             27       24       78       70
   Surface Technologies (f)             23       13       52       38
                                   -------- -------- -------- --------
        Total operating profit     $   392  $   317  $ 1,126  $   948
                                   ======== ======== ======== ========

(a) In 2006, Praxair changed its presentation of segment sales to reflect external sales only. Segment operating profit was not impacted. 2005 sales amounts have been reclassified to conform to current period presentation.

(b) North American 2006 sales for the quarter and year-to-date periods decreased $23 million and $13 million, respectively, from the contractual pass-through of lower hydrogen feedstock costs, with minimal impact on operating profit compared to 2005. Sales for the quarter and year-to-date periods increased $13 million and $45 million, respectively, due to currency effects versus 2005. 2006 operating profit included stock option expense of $6 million for the quarter and $18 million for the year-to-date period.

(c) European 2006 sales for the quarter and year-to-date periods increased $11 million and decreased $24 million, respectively, due to currency effects versus 2005. 2006 operating profit included stock option expense of $2 million for the quarter and $4 million for the year-to-date period. 2006 operating profit for both periods included a gain of approximately $5 million relating to the divestiture of a Turkish joint venture.

(d) South American 2006 sales for the quarter and year-to-date periods increased $18 million and $91 million, respectively, due to currency effects versus 2005. 2006 operating profit included stock option expense of $1 million for the quarter and $5 million for the year-to-date period.

(e) Asian 2006 sales for the quarter and year-to-date periods increased $3 million and $6 million, respectively, due to currency effects versus 2005. 2006 operating profit included stock option expense of $1 million for the quarter and $3 million for the year-to-date period.

(f) Surface Technologies 2006 sales for the quarter and year-to-date periods increased $3 million and decreased $4 million, respectively, due to currency effects versus 2005. 2006 operating profit included stock option expense of less than $1 million for the quarter and $2 million for the year-to-date period. 2006 operating profit for both periods included a gain of approximately $7 million relating to the divestiture of the aviation services business in July 2006. Sales for the 2006 quarter were reduced by $17 million relating to the divestiture.


                    PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)


                                                     2006
                                         -----------------------------
                                            Q3        Q2        Q1
FROM THE INCOME STATEMENT
Sales                                    $  2,099  $  2,076  $  2,026
Cost of sales                               1,259     1,238     1,207
Selling, general and administrative           272       271       273
Depreciation and amortization                 173       174       171
Research and development                       21        22        21
Other income (expenses) - net                  18        11        (2)
                                         -----------------------------
Operating profit                              392       382       352
Interest expense - net                         38        41        38
Income taxes                                  101        90        83
Minority interests                             (7)       (7)       (8)
Income from equity investments                  1         3         2
                                         -----------------------------
Income before accounting change               247       247       225
Accounting change (c)                           -         -         -
                                         -----------------------------
Net income                               $    247  $    247  $    225
                                         =============================

PER SHARE DATA
Diluted earnings per share:
Income before accounting change          $   0.75  $   0.75  $   0.68
Accounting change (c)                           -         -         -
                                         -----------------------------
Net income                               $   0.75  $   0.75  $   0.68
                                         =============================
Cash dividends per share                 $   0.25  $   0.25  $   0.25
Diluted weighted average shares
 outstanding (000's)                      329,498   329,880   330,043

FROM THE BALANCE SHEET
Total debt                               $  3,174  $  3,454  $  3,408
Total capital (d)                           7,877     7,926     7,740
Debt-to-capital ratio (d)                    40.3%     43.6%     44.0%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations                $    554  $    392  $    243
Capital expenditures                          274       270       256
Acquisitions                                    1         3         3
Cash dividends                                 81        80        81

OTHER INFORMATION
Number of employees                        26,926    27,532    27,231
After-tax return on capital (ROC) (d)        14.3%     14.5%     13.7%

SEGMENT DATA
SALES (e)
North America                            $  1,187  $  1,158  $  1,169
Europe                                        293       296       268
South America                                 340       340       317
Asia                                          165       155       147
Surface Technologies                          114       127       125
                                         -----------------------------
    Total                                $  2,099  $  2,076  $  2,026
                                         =============================
OPERATING PROFIT
North America                            $    204  $    215  $    200
Europe                                         69        65        59
South America                                  69        58        57
Asia                                           27        28        23
Surface Technologies                           23        16        13
                                         -----------------------------
    Total                                $    392  $    382  $    352
                                         =============================


                                     2005 SFAS 123R Revised (a)
                              ----------------------------------------
                                  Q4      Q3 (b)      Q2        Q1
FROM THE INCOME STATEMENT
Sales                          $  2,020  $  1,890  $  1,919  $  1,827
Cost of sales                     1,221     1,145     1,167     1,109
Selling, general and
 administrative                     261       252       257       254
Depreciation and amortization       175       165       163       162
Research and development             23        19        20        20
Other income (expenses) - net        (5)       (2)       (1)       18
                              ----------------------------------------
Operating profit                    335       307       311       300
Interest expense - net               40        40        41        42
Income taxes                         76       160        60        66
Minority interests                   (9)       (8)      (13)       (7)
Income from equity investments        4         2         5         4
                              ----------------------------------------
Income before accounting
 change                             214       101       202       189
Accounting change (c)                (6)        -         -         -
                              ----------------------------------------
Net income                     $    208  $    101  $    202  $    189
                              ========================================

PER SHARE DATA
Diluted earnings per share:
Income before accounting
 change                        $   0.65  $   0.31  $   0.61  $   0.57
Accounting change (c)             (0.02)        -         -         -
                              ----------------------------------------
Net income                     $   0.63  $   0.31  $   0.61  $   0.57
                              ========================================
Cash dividends per share       $   0.18  $   0.18  $   0.18  $   0.18
Diluted weighted average
 shares outstanding (000's)     329,113   329,993   329,818   329,669

FROM THE BALANCE SHEET
Total debt                     $  3,447  $  3,272  $  3,327  $  3,449
Total capital (d)                 7,551     7,370     7,373     7,321
Debt-to-capital ratio (d)          45.6%     44.4%     45.1%     47.1%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations      $    376  $    420  $    390  $    289
Capital expenditures                279       235       198       165
Acquisitions                         36         3         3         2
Cash dividends                       59        58        58        58

OTHER INFORMATION
Number of employees              27,306    27,222    27,134    27,082
After-tax return on capital
 (ROC) (d)                         13.6%     12.5%     13.4%     12.4%

SEGMENT DATA
SALES (e)
North America                  $  1,185  $  1,087  $  1,097  $  1,060
Europe                              258       258       287       285
South America                       313       292       274       244
Asia                                148       136       137       122
Surface Technologies                116       117       124       116
                              ----------------------------------------
    Total                      $  2,020  $  1,890  $  1,919  $  1,827
                              ========================================
OPERATING PROFIT
North America                  $    187  $    159  $    155  $    161
Europe                               60        62        71        66
South America                        55        51        49        42
Asia                                 24        23        23        21
Surface Technologies                  9        12        13        10
                              ----------------------------------------
    Total                      $    335  $    307  $    311  $    300
                              ========================================

(a) 2006 results include the effect of expensing stock options. The 2005 SFAS 123R Revised results include the pro-forma impact of expensing stock options and are comparable to the 2006 presentation. Non-GAAP measures, see Appendix.

(b) The third quarter 2005 includes the impact of a $92 million ($0.28 per diluted share) income tax charge for the repatriation of foreign earnings and other tax adjustments.

(c) Represents charge to earnings related to conditional asset retirement obligations.

(d) Non-GAAP measure, see Appendix.

(e) In 2006, Praxair changed its presentation of segment sales to reflect external sales only. Segment operating profit was not impacted. 2005 sales amounts have been reclassified to conform to current period presentation.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                          NON-GAAP MEASURES
                     (Dollar amounts in millions)
                             (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that
 (i) its debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders' equity) and the adjusted ROC amount will help investors understand underlying performance on a comparable basis; and (iii) operating profit, net income and diluted EPS amounts that include pro-forma stock option expense in 2005 periods, help investors understand underlying performance on a comparable basis.


                            2006                     2005
                   ---------------------- ----------------------------
                      Q3     Q2     Q1      Q4     Q3     Q2     Q1
Total Capital
-------------------
 Total debt         $3,174 $3,454 $3,408  $3,447 $3,272 $3,327 $3,449
 Minority interests    209    203    207     202    225    225    221
 Shareholders'
  equity             4,494  4,269  4,125   3,902  3,873  3,821  3,651
                    --------------------- ----------------------------
  Total Capital     $7,877 $7,926 $7,740  $7,551 $7,370 $7,373 $7,321
                    ===================== ============================

Debt-to-Capital
 Ratio                40.3%  43.6%  44.0%   45.6%  44.4%  45.1%  47.1%
------------------- ===================== ============================


After-Tax Return on
 Capital (ROC)
-------------------

 Adjusted operating
  profit (a,c)      $  392 $  382 $  352  $  335 $  307 $  311 $  300
 Less: adjusted
  taxes (a,b)         (101)   (90)   (83)    (76)   (68)   (60)   (66)
 Less: tax benefit
  on
  interest expense     (10)   (11)   (10)    (10)   (10)   (11)   (11)
 Add: income from
  equity
   investments           1      3      2       4      2      5      4
                    --------------------- ----------------------------
 Net operating
  profit
  after-tax (NOPAT) $  282 $  284 $  261  $  253 $  231 $  245 $  227

 Beginning capital  $7,926 $7,740 $7,551  $7,370 $7,373 $7,321 $7,358
 Ending capital     $7,877 $7,926 $7,740  $7,551 $7,370 $7,373 $7,321
 Average capital    $7,902 $7,833 $7,646  $7,461 $7,372 $7,347 $7,340

 ROC %                 3.6%   3.6%   3.4%    3.4%   3.1%   3.3%   3.1%

  ROC %
   (annualized)       14.3%  14.5%  13.7%   13.6%  12.5%  13.4%  12.4%
                    ===================== ============================

(a) Reported 2006 operating profit and taxes include the effect of expensing stock options while 2005 reported amounts do not. The 2005 operating profit and reported tax amounts have been adjusted to include the pro-forma impact of expensing stock options and are comparable to the 2006 presentation. See the following section "2005 FAS 123R Revised," for the calculation of these non-GAAP measures.

(b) The third quarter 2005 excludes the impact of a $92 million income tax charge for the repatriation of foreign earnings and other tax adjustments.

(c) The second quarter 2006 includes the impact of a $15 million benefit related to insurance recoveries which increased annualized ROC by 0.5% for that quarter.


                    PRAXAIR, INC. AND SUBSIDIARIES
                         APPENDIX, CONTINUED
                     NON-GAAP MEASURES, CONTINUED
         (Dollar amounts in millions, except per share data)
                             (UNAUDITED)

2005 SFAS 123R Revised Income Statement Amounts ("Revised")
----------------------------------------------------------------------

                   ------------------------- -------------------------
                      First Quarter 2005        Second Quarter 2005
                   ------------------------- -------------------------
                   Reported Adj. (a) Revised Reported Adj. (a) Revised
                   -------- -------- ------- -------- -------- -------

 Praxair
  Consolidated:
  Sales            $1,827   $    -   $1,827  $1,919   $    -   $1,919
  Cost of sales     1,109        -    1,109   1,167        -    1,167
  Selling, general
   and
   administrative     245       (9)     254     247      (10)     257
  Depreciation and
   amortization       162        -      162     163        -      163
  Research and
   development         20        -       20      19       (1)      20
  Other income
   (expense) - net     18        -       18      (1)       -       (1)
                   -------- -------- ------- -------- -------- -------
  Operating profit    309       (9)     300     322      (11)     311
  Interest expense
   - net               42        -       42      41        -       41
                   -------- -------- ------- -------- -------- -------
  Income before
   income taxes       267       (9)     258     281      (11)     270
  Income taxes         69       (3)      66      64       (4)      60
                   -------- -------- ------- -------- -------- -------
                      198       (6)     192     217       (7)     210
  Minority
   interests           (7)       -       (7)    (13)       -      (13)
  Income from
   equity
   investments          4        -        4       5        -        5
                   -------- -------- ------- -------- -------- -------
  Income before
   accounting
   change             195       (6)     189     209       (7)     202
  Cumulative effect
   of accounting
   change               -        -        -       -        -        -
                   -------- -------- ------- -------- -------- -------
  Net Income       $  195   $   (6)  $  189  $  209   $   (7)  $  202
                   ======== ======== ======= ======== ======== =======

  Per share data
   (b)
  Basic earnings
   per share       $ 0.60    (0.02)  $ 0.58  $ 0.65    (0.02)  $ 0.63
  Diluted earnings
   per share       $ 0.59    (0.02)  $ 0.57  $ 0.63    (0.02)  $ 0.61

 Segment Operating
  Profit:
  North America    $  166       (5)  $  161  $  161       (6)  $  155
  Europe               67       (1)      66      72       (1)      71
  South America        43       (1)      42      51       (2)      49
  Asia                 22       (1)      21      24       (1)      23
  Surface
   Technologies        11       (1)      10      14       (1)      13
                   -------- -------- ------- -------- -------- -------
  Total            $  309       (9)  $  300  $  322      (11)  $  311
                   ---------------------------------------------------

                   ---------------------------------------------------
                      Third Quarter 2005        Fourth Quarter 2005
                   ------------------------- -------------------------
                   Reported Adj. (a) Revised Reported Adj. (a) Revised
                   -------- -------- ------- -------- -------- -------

 Praxair
  Consolidated:
  Sales            $1,890   $    -   $1,890  $2,020   $    -   $2,020
  Cost of sales     1,144       (1)   1,145   1,221        -    1,221
  Selling, general
   and
   administrative     243       (9)     252     252       (9)     261
  Depreciation and
   amortization       165        -      165     175        -      175
  Research and
   development         19        -       19      22       (1)      23
  Other income
   (expense) - net     (2)       -       (2)     (5)       -       (5)
                   -------- -------- ------- -------- -------- -------
  Operating profit    317      (10)     307     345      (10)     335
  Interest expense
   - net               40        -       40      40        -       40
                   -------- -------- ------- -------- -------- -------
  Income before
   income taxes       277      (10)     267     305      (10)     295
  Income taxes        163       (3)     160      80       (4)      76
                   -------- -------- ------- -------- -------- -------
                      114       (7)     107     225       (6)     219
  Minority
   interests           (8)       -       (8)     (9)       -       (9)
  Income from
   equity
   investments          2        -        2       4        -        4
                   -------- -------- ------- -------- -------- -------
  Income before
   accounting
   change             108       (7)     101     220       (6)     214
  Cumulative effect
   of accounting
   change               -        -        -      (6)       -       (6)
                   -------- -------- ------- -------- -------- -------
  Net Income       $  108   $   (7)  $  101  $  214   $   (6)  $  208
                   ======== ======== ======= ======== ======== =======

  Per share data
   (b)
  Basic earnings
   per share       $ 0.33    (0.02)  $ 0.31  $ 0.68    (0.02)  $ 0.66
  Diluted earnings
   per share       $ 0.33    (0.02)  $ 0.31  $ 0.67    (0.02)  $ 0.65

 Segment Operating
  Profit:
  North America    $  165       (6)  $  159  $  193       (6)  $  187
  Europe               63       (1)      62      61       (1)      60
  South America        52       (1)      51      56       (1)      55
  Asia                 24       (1)      23      25       (1)      24
  Surface
   Technologies        13       (1)      12      10       (1)       9
                   -------- -------- ------- -------- -------- -------
  Total            $  317      (10)  $  307  $  345      (10)  $  335
                   ---------------------------------------------------

(a) Pro-forma adjustments reflect the impact of expensing stock options and include a change in expense recognition related to full-retirement eligible employees (see Note 1 on page 47 of the 2005 Annual Report.)

(b) Calculated on income before accounting change.


                    PRAXAIR, INC. AND SUBSIDIARIES
                         APPENDIX, CONTINUED
                     NON-GAAP MEASURES, CONTINUED
         (Dollar amounts in millions, except per share data)
                             (UNAUDITED)

The Company believes adjusted net income and diluted EPS, quarterly and full-year earnings guidance amounts for 2006, and quarterly effective tax rates, which reflect 2005 results adjusted to include stock option expense and exclude the impact of a third quarter $92 million income tax charge and accounting change, help investors understand underlying performance on a comparable basis.


                               Quarter Ended
                               September 30,     Full Year      4Q
                           --------------------- ---------- ----------
Adjusted Net Income,
 Diluted EPS                  2006       2005       2005       2005
-------------------------- ---------- ---------- ---------- ----------
 Reported income before
  accounting change        $     247  $     108  $     732  $     220
 Add: income tax charge            -         92         92          -
 Less: proforma stock
  option expense                   -         (7) $     (26) $      (6)
                           ---------- ---------- ---------- ----------
 Adjusted Net income       $     247  $     193  $     798  $     214
                           ---------- ---------- ---------- ----------

 Diluted weighted average
  shares                     329,498    329,993    329,685    329,113

 Reported diluted earnings
  per share before
  accounting change        $    0.75  $    0.33  $    2.22  $    0.67
 Add back: income tax
  charge                   $       -  $    0.28  $    0.28  $       -
 Less: proforma stock
  option expense           $       -  $   (0.02) $   (0.08) $   (0.02)
                           ---------- ---------- ---------- ----------
 Adjusted diluted earnings
  per share                $    0.75  $    0.59  $    2.42  $    0.65
                           ---------- ---------- ---------- ----------

 Percentage increase
  diluted EPS versus 2005         27%

                            Fourth Quarter 2006     Full Year 2006
                           --------------------- ---------------------
Adjusted 2006 Quarterly     Low end    High end   Low end    High end
 and Full Year Diluted EPS
 Guidance
-------------------------- ---------- ---------- ---------- ----------
 Reported nine-month 2006
  diluted EPS              $       -  $       -  $    2.18  $    2.18
 Expected fourth quarter
  2006 diluted EPS         $    0.75  $    0.78  $    0.75  $    0.78
                           ---------- ---------- ---------- ----------
                           $    0.75  $    0.78  $    2.93  $    2.96
                           ---------- ---------- ---------- ----------

 2005 Adjusted diluted
  earnings per share
  (above)                  $    0.65  $    0.65  $    2.42  $    2.42
 Percentage increase              15%        20%        21%        22%

                               Quarter Ended
                               September 30,
                           ---------------------
Adjusted Quarterly
 Effective Tax Rate           2006       2005
-------------------------- ---------- ----------
 Reported income before
  income tax               $     354  $     277
 Less: divestiture gains         (14)         -
                           ---------- ----------
 Adjusted income before
  income tax               $     340  $     277
                           ---------- ----------

 Reported income tax
  expense                  $     101  $     163
 Less: 2005 income tax
  charge                           -        (92)
 Less: taxes on
  divestiture gains              (11)         -
                           ---------- ----------
 Adjusted income tax
  expense                         90         71
                           ---------- ----------

 Underlying effective tax
  rate                          26.5%        26%


    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com